TRANSITION EMPLOYMENT AGREEMENT
This Transition Employment Agreement (“Agreement”) is entered into on March 10, 2011, by and between Bruce R. Knooihuizen (“Executive”) and Rackspace US, Inc. acting on its own behalf as well as on behalf of all related entities, both parent and subsidiaries, specifically including Rackspace Hosting, Inc. (collectively “Rackspace” or “Company”). Executive and Rackspace shall collectively be called the Parties.
RECITALS:
Executive and Rackspace entered into an offer letter agreement on December 19, 2007 (the “Offer Letter”);
Executive is currently employed as Rackspace's Senior Vice President, Chief Financial Officer and Treasurer (“CFO”);
Executive has announced his retirement, and the parties agree that Executive will continue his employment through the close of business on April 15, 2011, on the terms and subject to the conditions set forth in this Agreement.
For and in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, Rackspace and Executive agree as follows:
1.Transition and Separation. Executive's employment relationship with Rackspace will continue through the close of business on April 15, 2011. Executive's position as an officer and CFO of Rackspace may end prior to April 15, 2011 if the board appoints a new chief financial officer before April 15, 2011. In that event, Executive will resign as an officer and CFO but will continue as a full-time employee, and assist with the transition of the new appointee, through April 15, 2011 at his current rate of pay unless otherwise agreed by the parties. Executive's resignation from employment and all officer positions shall be no later than April 15, 2011 (“Separation Date”).
The Executive shall be deemed to have resigned without further action on his part, effective on the Separation Date (unless the resignation as an officer has happened sooner as noted above), his position as Senior Vice President, Chief Financial Officer and Treasurer of the Company. In addition, the Executive shall be deemed to have resigned (i) from all other offices of the Company to which he has been elected by the Board or to which he has otherwise been appointed, (ii) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (iii) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plan for, of or relating to the Company or any subsidiary or other affiliate of the Company, and (iv) from any other office or other position of any corporation, partnership, joint venture, or other enterprise (each, an “Other Entity”) insofar as the Executive is serving in the office or other position of the Other Entity at the request of the Company; provided, however, that if such resignation results in noncompliance with any statute, rule or regulation applicable to any entity, subsidiary, other affiliate of the Company or Other Entity, such resignation shall be effective at such time as the resignation would be in compliance with any such statute, rule or regulation. The Company hereby consents to and accepts such resignations.

2.	Payments and Other Consideration.

a.In consideration of Executive's entering into and compliance with all terms of this Agreement, Rackspace agrees to pay to Executive a lump sum of $350,000.00 as severance, less applicable federal and state withholdings and ordinary payroll deductions. Executive will also receive a payment for unused earned time off (ETO). In addition, Rackspace will pay Executive the additional sum of $11,050.00 in a lump sum, less applicable federal and state withholdings and ordinary payroll deductions, which represents the estimated amount Executive may be required to pay for election of benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) through April 15, 2012. Rackspace shall deliver the payments specified herein to Executive within thirty (30) days after the Separation Date. Executive understands that COBRA election and payments are his choice and responsibility.

b.As further consideration for this Agreement, Rackspace will pay Executive what he would have earned as a bonus for the first quarter of calendar year 2011 (the “Q1 Bonus”) had he remained employed with Rackspace. This amount will be determined and paid in accordance with the terms of the non-equity incentive plan which is in effect on March 4, 2011.

c.As further consideration for this Agreement, Rackspace agrees that Executive will have the right to retain all stock options that have vested and are exercisable as of April 15, 2011, under the terms of the stock option agreements entered into pursuant to the applicable stock option awards (the “Vested Options”).

d.Executive will have the right to exercise his unexercised Vested Options in accordance with said stock option agreements until January 15, 2012, and Executive's right to exercise the Vested Options shall not terminate as a result of him not being a Service Provider through January 15, 2012. All other non-vested options under the stock option agreements shall terminate as of the Separation Date. The stock option agreements are hereby amended to incorporate the foregoing agreement. Executive acknowledges and understands that the extension of his exercise period may have tax and other legal implications with regard to these options, and that Executive is hereby strongly advised to seek independent legal and tax advice and counsel regarding such consequences.

e.Executive acknowledges and agrees that the payments to be made hereunder shall be accepted by Executive as, and shall be considered as, payments in consideration for this Agreement, including the releases and non-compete granted below, and in lieu of notice for unemployment compensation purposes. In addition, Rackspace will pay Executive all reasonable unreimbursed expenses in accordance with company policy.

f.Rackspace will allow Executive to keep his cell phone number, for use on Executive's personal cell phone plan. Rackspace will facilitate this by agreeing to port the number to Executive's cell phone provider.

g.Rackspace shall not be obligated to make any further or additional payment to Executive in any amount or for any purpose whatsoever.

3.Benefits. Executive's health insurance benefits will cease on the last day of April 2011, subject to Executive's right to continue his health insurance under COBRA. Except as otherwise herein noted, Executive's participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, and earned time off, cease as of the Separation Date.

4.Release.

a.As a material inducement to Rackspace to pay the consideration described above, together with the Executive's agreement to forego the actions herein described, Executive hereby releases, waives, acquits and forever discharges Rackspace, its predecessors, successors, parents, subsidiaries, assigns, agents, directors, officers, employees, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Executive may have or claim to have against any of the persons or entities released regarding any matter, including but not limited to any claims that could be raised under the Offer Letter or related to the employment relationship.

As a material inducement to Executive to enter into this Agreement, Rackspace hereby releases, waives, acquits and forever discharges Executive, his spouse and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Rackspace may have or claim to have against Executive or his spouse or any of the persons or entities released regarding any matter. Notwithstanding the foregoing, this release does not apply to any claims related to unknown fraudulent acts or willful misconduct by Executive.
b.This release and waiver specifically includes but is not limited to any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Texas Commission on Human Rights Act, Tex. Lab. Code §§21.001 et seq.; Texas Labor Code §§451.001 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer, or for breach of contract, promissory estoppel or any other legal theory. Notwithstanding anything to contrary herein, Executive does not release or waive any vested rights to any pension or 401k plan or program, including but not limited to any matching payments by Rackspace.

c.This release and waiver specifically includes but is not limited to any claim or cause of action arising under the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. §§ 621 et seq., and the Older Workers Benefit Protection act of 1990. Executive acknowledges that he is not waiving claims that may arise after this Agreement has become enforceable. Executive acknowledges that he is receiving benefits under this Agreement to which he would not otherwise be entitled.

d.Executive is advised to review this Agreement with an attorney concerning its effect prior to executing it.

e.Executive acknowledges that the payments and other considerations to be received pursuant to this Agreement, as specifically set forth above at Paragraph 2, are more than Executive would otherwise be entitled, and constitutes valid consideration for this Agreement.

f.In further consideration for the payments and other considerations set forth in Paragraph 2, Executive agrees to: (1) not assert any claims described in or otherwise released by the preceding paragraphs against Rackspace or the affiliated or related entities, officers, agents, directors, servants, staff or employees of Rackspace, or any and all parties in privity with Rackspace; and (2) indemnify and hold harmless Rackspace and the affiliated or related entities, officers, agents, directors, servants, staffs or employees of Rackspace and any and all parties in privity with Rackspace, for any claims described in Paragraphs 3(a) and 3(b) which may be asserted by the Executive or any other person or entity claiming by, through, under or on behalf of Executive.

g.Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive's release of claims herein bars Executive from recovering such monetary relief from the Company).

h.Executive further acknowledges and agrees that except as set forth in this Agreement, he is foregoing and releasing the right to exercise any options he has, if any, to purchase the securities of the Employer including but not limited to its parent, Rackspace Hosting, Inc. and agrees that all such options, if any, are terminated and no longer in effect.

i.Executive shall return to Rackspace all notebook computers, documents, access badge, cell phone, and any other company property.

j.Upon request by Executive, Rackspace shall provide Executive and/or any of Executive's prospective employers with a positive reference letter confirming the terms of Executive's employment and his good performance.

5.Unknown Claims. The Parties acknowledge that they have been advised to consult with legal counsel and that they are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/its favor at the time of executing the release, which, if known by him/it, would have materially affected his/its settlement with the released party. Except as set forth in section 4(b), the Parties being aware of said principle, agree to expressly waive any rights they may have to that effect, as well as under any other statute or common law principles of similar effect.

6.Noncompetition and Non-Solicitation. In consideration of the receipt and retention of the additional benefits provided to Executive hereunder to which he is not otherwise entitled (including, without limitation, the severance payments and option exercise extension), Executive covenants and agrees that he shall not within the United States of America and whether directly or indirectly, and whether on his own behalf, or on behalf of any other person, firm, company or association, and whether as an employee, director, principal, agent, consultant, advisor or in any other capacity whatsoever in competition with Rackspace, at any time during the period of twelve (12) months immediately following the Separation Date, seek employment from, accept employment with, or offer to provide services to or carry on or assist with any business or enterprise which shall be in competition with Rackspace's business of providing managed hosting, cloud computing, or hosted email. Executive agrees that this non-compete is a material inducement to Rackspace's agreement to pay the amounts in section 2. Executive agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace's goodwill, proprietary information and other business interests. For twelve (12) months after the Separation Date, Executive will not, directly or indirectly, solicit or attempt to solicit customers or prospective customers of Rackspace identified to Executive during his employment that will or may divert business or business opportunities from Rackspace. Executive agrees that Executive will not solicit, hire or recruit, directly or indirectly or aid in the hiring or recruitment of any of Rackspace's personnel during the twelve (12) month period following the Separation Date. Executive acknowledges and agrees that if he violates this Section 6, Rackspace shall be entitled to immediately cease and recover the severance payment and other consideration provided to Executive pursuant to this Agreement. All other provisions in this Agreement shall remain in full force and effect.

7.Confidentiality and Non-Disclosure of Proprietary Information.

a.Executive shall not, directly or indirectly, for Executive's own benefit or for the benefit of another, reveal or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, such information being privileged, confidential business and/or trade secret information of Rackspace. Executive agrees that he will not contact any of Rackspace's customers or former customers for a period of one year other than in connection with business unrelated to Rackspace. Executive further acknowledges that he has signed an agreement entitled Confidentiality and Intellectual Property Assignment (the “Confidentiality Agreement”) to which Executive acknowledges and agrees he is obligated according to the terms set forth therein and reaffirms his obligation to comply with the Confidentiality Agreement as a condition of receiving and retaining the consideration provided pursuant to this Agreement.

b.Further, as a result of Executive's employment by Rackspace, Executive may have had access to, or knowledge of, confidential business information or trade secrets of third parties. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c.All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive's employment by Rackspace which contains or discloses privileged, confidential business and/or trade secret information shall be and remain the property of Rackspace. Upon termination of Executive's employment with Rackspace, Rackspace promptly shall deliver the same, and all copies thereof, to Rackspace.

8.Non-Disparagement. Executive shall not directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding Rackspace, including but not limited to, statements or representations regarding Rackspace's products, services, management, employees and customers.

Rackspace shall not directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statement or representation, or statements or representations that could be interpreted as such, whether written or oral, regarding Executive, his performance, his services and/or any other matter relating to Executive. For purposes of this paragraph, “Rackspace” means any officer, any official communications by the company, and those who are responsible for such official communications.
9.No Cooperation With Third Parties. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Rackspace and/or any officer, director, employee, agent, representative, shareholder or attorney of Rackspace, unless under a subpoena, court order, or other legal obligation to do so. Executive further agrees to promptly notify Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218 (aschoenb@rackspace.com) upon receipt of any court order, subpoena, or any legal discovery device that seeks production of the existence or terms of this Agreement, and to furnish to Rackspace, upon request, a copy of such subpoena or legal discovery device from the other party.

10.Cooperation with Company. Executive agrees that Executive shall cooperate fully with Rackspace in the resolution of any matters in which Executive was involved during the course of Executive's employment or about which Executive has knowledge, where Executive's knowledge is necessary for the defense or prosecution, of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Rackspace, including any claims or actions against its officers, directors and employees (referred to as “Claims Assistance.”). It is anticipated that the Claims Assistance will require only occasional assistance from Executive, and it will be scheduled at mutually agreeable times.

Executive's cooperation in connection with such Claims Assistance shall include, without limitation, being available to consult with Rackspace regarding matters in which Executive has been involved or has knowledge; to assist Rackspace in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting Rackspace.  Rackspace shall pay Executive a consultation fee of $250.00 per hour for the time Executive spends providing such Claims Assistance. In addition to the Claims Assistance, for a period of no more than six months from the Separation Date, Executive agrees to provide occasional advisory services at mutually agreed upon times related primarily to the recruitment and transition of the CFO role, for no additional consideration other than the severance pay, on an as-needed basis. With respect to both the Claims Assistance and the advisory services, Executive shall in no sense be considered an employee, agent, partner or representative of Rackspace, nor shall Executive be entitled to, or eligible to, participate in any benefits or privileges given or extended by Rackspace to its employees. For a period of two (2) years after the Effective Date of this Agreement, Executive agrees to keep Rackspace apprised of his current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from Rackspace in connection with this Section.  Executive further agrees that should Executive be contacted by any person or entity that has indicated, or that Executive knows to be, adverse to Rackspace, or any representative of such person or entity, Executive shall promptly, and no later than within three (3) business days of such contact, notify Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218 (aschoenb@rackspace.com). Rackspace shall pay Executive any documented and reasonable costs and expenses incurred in connection with Executive providing the Claims Assistance and advisory services under this Section. Rackspace shall deliver the payments due under this paragraph within ten (10) business days after receipt of Executive's invoice.
11.Legal Fees. In the event it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or as the result of the breach hereof, the prevailing party in such action or proceeding shall be entitled to costs and reasonable attorneys fees.

12.Breach. In addition to the rights provided in the Legal Fees section above, Executive acknowledges and agrees that in the event of any proven material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, Rackspace shall be entitled to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

13.Indemnification Agreement. The Indemnification Agreement dated May 30, 2008, between Executive and Rackspace, Inc. shall continue in full force and effect according to its terms.

14.Entire Agreement. This Agreement represents the entire agreement by and between parties, and there are no other agreements or understandings other than those contained in this Agreement, with the exception of the Confidentiality Agreement, the Indemnification Agreement dated May 30, 2008, and (except as amended herein) the stock option agreements and 401k plan or program. This Agreement may not be changed except by written agreement executed by the parties.

15.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by Rackspace hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by Rackspace of any fault or liability whatsoever to Executive or to any third party.

16.Tax Consequences. Rackspace makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by Rackspace and any penalties or assessments thereon. Executive further agrees to indemnify and hold Rackspace harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Rackspace for any amounts claimed due on account of (a) Executive's failure to pay or Executive's delayed payment of, federal or state taxes; or (b) damages sustained by Rackspace by reason of any such claims, but not including attorneys' fees and costs.

17.Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the respective parties.

18.Jurisdiction. The substantive laws of Texas govern the validity, construction, enforcement and interpretation of this Agreement and exclusive venue for any dispute between the parties shall be Bexar County, Texas or the United States District Court in San Antonio, Texas.

19.Headings. The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.

20.Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Severance Agreement and Release. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

21.Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

22.Acceptance and Revocation Procedures.    Executive acknowledges that he was given this Agreement on March 10, 2011. Executive has been afforded a full twenty-one (21) days after receiving this Agreement to consider it, and Executive has fully informed himself of and understands the terms, contents, conditions and effects of this Agreement. Executive also has been given an opportunity to review this Agreement, at his own expense, with his counsel and as set forth in Section 4(d), has been specifically advised to consult with legal counsel regarding this Agreement. In addition, Executive acknowledges and understands that he has seven (7) days following his execution of this Agreement to revoke it. To be effective, any such revocation must be communicated in writing to Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

23.Effective Date. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

Executive:

/s/ Bruce R. Knooihuizen             Date: March 10, 2011
Bruce R. Knooihuizen

Rackspace US, Inc.

By: /s/ Alan Schoenbaum             Date: March 10, 2011
Alan Schoenbaum,
Senior Vice President and General Counsel